UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 1)*

Star Gas Partners, L.P.

(Name of Issuer)

Common Units

(Title of Class of Securities)

85512C105 (CUSIP Number)

December 31, 2005

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☒ Rule 13d-1(c)

☐ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Page 1 of 19 Pages

CUSIP No. 85512C105	13G

1)	NAME OF REPORTING PERSONS IRS IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Lime Capital Management LLC
2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3)	SEC USE ONLY
4)	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5) SOLE VOTING POWER 0
6) SHARED VOTING POWER 0
7) SOLE DISPOSITIVE POWER 0
8) SHARED DISPOSITIVE POWER 0

9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐
11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0%
12)	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

Page 2 of 19 Pages

CUSIP No. 85512C105	13G

1)	NAME OF REPORTING PERSONS IRS IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Lime Capital Management Administrators LLC
2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3)	SEC USE ONLY
4)	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5) SOLE VOTING POWER 0
6) SHARED VOTING POWER 0
7) SOLE DISPOSITIVE POWER 0
8) SHARED DISPOSITIVE POWER 0

9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐
11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0%
12)	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

Page 3 of 19 Pages

CUSIP No. 85512C105	13G

1)	NAME OF REPORTING PERSONS IRS IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Lime Fund LLC
2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3)	SEC USE ONLY
4)	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5) SOLE VOTING POWER 0
6) SHARED VOTING POWER 0
7) SOLE DISPOSITIVE POWER 0
8) SHARED DISPOSITIVE POWER 0

9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐
11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0%
12)	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

Page 4 of 19 Pages

CUSIP No. 85512C105	13G

1)	NAME OF REPORTING PERSONS IRS IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Lime Overseas Fund, Ltd.
2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3)	SEC USE ONLY
4)	CITIZENSHIP OR PLACE OF ORGANIZATION Bermuda

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5) SOLE VOTING POWER 0
6) SHARED VOTING POWER 0
7) SOLE DISPOSITIVE POWER 0
8) SHARED DISPOSITIVE POWER 0

9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐
11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0%
12)	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

Page 5 of 19 Pages

CUSIP No. 85512C105	13G

1)	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Gregory E. Bylinsky
2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3)	SEC USE ONLY
4)	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5) SOLE VOTING POWER 0
6) SHARED VOTING POWER 0
7) SOLE DISPOSITIVE POWER 0
8) SHARED DISPOSITIVE POWER 0

9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐
11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0%
12)	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

Page 6 of 19 Pages

CUSIP No. 85512C105	13G

1)	NAME OF REPORTING PERSONS IRS IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Mark Gorton

2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3)	SEC USE ONLY
4)	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5) SOLE VOTING POWER 0
6) SHARED VOTING POWER 0
7) SOLE DISPOSITIVE POWER 0
8) SHARED DISPOSITIVE POWER 0

9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐
11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0%
12)	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

Page 7 of 19 Pages

Item 1	(a).	Name of Issuer: Star Gas Partners, L.P.

Item 1	(b).	Address of Issuer’s Principal Executive Offices: 2187 Atlantic Street Stamford, Connecticut 06902

Item 2	(a).

Name of Person Filing:

This Schedule is being filed jointly by the following reporting persons (hereinafter sometimes collectively referred to as the “Reporting Persons”) pursuant to an Agreement of Joint Filing attached as Exhibit A to the Schedule 13G filed with the U.S. Securities and Exchange Commission on April 29, 2005:

(i) Lime Capital Management LLC, a Delaware limited liability company;

(ii) Lime Capital Management Administrators LLC, a Delaware limited liability company;

(iii) Lime Fund LLC, a Delaware limited liability company;

(iv) Lime Overseas Fund, Ltd., a Bermuda exempted mutual fund company;

(v) Gregory E. Bylinsky; and

(vi) Mark Gorton.

Lime Capital Management LLC is the investment manager and a managing member of Lime Fund LLC.

Lime Capital Management Administrators LLC is the investment manager of Lime Overseas Fund, Ltd. and a managing member of Lime Fund LLC.

Gregory E. Bylinsky and Mark Gorton are the managing members of Lime Capital Management LLC and Lime Capital Management Administrators LLC.

Page 8 of 19 Pages

Item 2	(b).

Address of Principal Business Office or, if None, Residence:

The principal business office address of each of Lime Capital Management LLC, Lime Capital Management Administrators LLC, Lime Fund LLC, Gregory E. Bylinsky and Mark Gorton is:

377 Broadway, 11th Floor

New York, New York 10013

The principal business office address of Lime Overseas Fund, Ltd. is:

Lime Overseas Fund, Ltd.

c/o Meridian Corporate Services Limited

P.O. Box HM 528

73 Front Street

Hamilton, HM CX, Bermuda

Item 2	(c).	Citizenship: The place of organization or citizenship of each of the Reporting Persons is as follows:

Name of Reporting Person	Place of Organization/Citizenship
Lime Capital Management LLC	Delaware

Lime Capital Management Administrators LLC	Delaware

Lime Fund LLC	Delaware

Lime Overseas Fund, Ltd.	Bermuda

Gregory E. Bylinsky	United States

Mark Gorton	United States

Item 2	(d).	Title of Class of Securities: Common Units

Item 2	(e).	CUSIP Number: 85512C105

Item 3.		If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a: Not Applicable.

Page 9 of 19 Pages

Item 4.	Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(i) Lime Capital Management LLC

(a) Amount beneficially owned:	0

(b) Percent of class:	0%

(c) Number of shares as to which the person has:

(i) Sole power to vote or to direct the vote	0

(ii) Shared power to vote or to direct the vote	0

(iii) Sole power to dispose or to direct the disposition of	0

(iv) Shared power to dispose or to direct the disposition of	0

(ii) Lime Capital Management Administrators LLC

(a) Amount beneficially owned:	0

(b) Percent of class:	0%

(c) Number of shares as to which the person has:

(i) Sole power to vote or to direct the vote	0

(ii) Shared power to vote or to direct the vote	0

(iii) Sole power to dispose or to direct the disposition of	0

(iv) Shared power to dispose or to direct the disposition of	0

(iii) Lime Fund LLC

(a) Amount beneficially owned:	0

(b) Percent of class:	0%

(c) Number of shares as to which the person has:

(i) Sole power to vote or to direct the vote	0

Page 10 of 19 Pages

(ii) Shared power to vote or to direct the vote	0

(iii) Sole power to dispose or to direct the disposition of	0

(iv) Shared power to dispose or to direct the disposition of	0

(iv) Lime Overseas Fund, Ltd.

(a) Amount beneficially owned:	0

(b) Percent of class:	0%

(c) Number of shares as to which the person has:

(i) Sole power to vote or to direct the vote	0

(ii) Shared power to vote or to direct the vote	0

(iii) Sole power to dispose or to direct the disposition of	0

(iv) Shared power to dispose or to direct the disposition of	0

(v) Gregory E. Bylinsky

(a) Amount beneficially owned:	0

(b) Percent of class:	0%

(c) Number of shares as to which the person has:

(i) Sole power to vote or to direct the vote	0

(ii) Shared power to vote or to direct the vote	0

(iii) Sole power to dispose or to direct the disposition of	0

(iv) Shared power to dispose or to direct the disposition of	0

(vi) Mark Gorton

(a) Amount beneficially owned:	0

(b) Percent of class:	0%

(c) Number of shares as to which the person has:

(i) Sole power to vote or to direct the vote	0

Page 11 of 19 Pages

(ii) Shared power to vote or to direct the vote	0

(iii) Sole power to dispose or to direct the disposition of	0

(iv) Shared power to dispose or to direct the disposition of	0

The number of shares beneficially owned and the percentage of outstanding shares represented thereby, for each of the Reporting Persons, have been computed in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

Item 5.

Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following.    ☒

Item 6.

Ownership of More than Five Percent on Behalf of Another Person.

The members of Lime Fund LLC have the right to participate in the receipt of dividends from, and proceeds from the sale of, the Common Units held for the account of Lime Fund LLC in accordance with their ownership interests in Lime Fund LLC, and the shareholders of Lime Overseas Fund, Ltd. have the right to participate in the receipt of dividends from, and proceeds from the sale of, the Common Units held for the account of Lime Overseas Fund, Ltd. in accordance with their ownership interests in Lime Overseas Fund, Ltd.

Page 12 of 19 Pages

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company. Not Applicable.

Item 8.	Identification and Classification of Members of the Group. Not Applicable.

Item 9.	Notice of Dissolution of Group. Not Applicable.

Page 13 of 19 Pages

Item 10.	Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of the knowledge and belief of the undersigned Reporting Person, the undersigned Reporting Person certifies that the information set forth in this statement with respect to it is true, complete and correct.

Dated: January 24, 2006

LIME CAPITAL MANAGEMENT LLC

By:	/s/ Gregory E. Bylinsky
Gregory E. Bylinsky
Managing Member

Page 14 of 19 Pages

Item 10.	Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of the knowledge and belief of the undersigned Reporting Person, the undersigned Reporting Person certifies that the information set forth in this statement with respect to it is true, complete and correct.

Dated: January 24, 2006

LIME CAPITAL MANAGEMENT ADMINISTRATORS LLC

By:	/s/ Gregory E. Bylinsky
Gregory E. Bylinsky
Managing Member

Page 15 of 19 Pages

Item 10.	Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of the knowledge and belief of the undersigned Reporting Person, the undersigned Reporting Person certifies that the information set forth in this statement with respect to it is true, complete and correct.

Dated: January 24, 2006

LIME FUND LLC

By:	LIME CAPITAL MANAGEMENT LLC

	By:	/s/ Gregory E. Bylinsky
Gregory E. Bylinsky
Managing Member

Page 16 of 19 Pages

Item 10.	Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of the knowledge and belief of the undersigned Reporting Person, the undersigned Reporting Person certifies that the information set forth in this statement with respect to it is true, complete and correct.

Dated: January 24, 2006

LIME OVERSEAS FUND, LTD.

By:	/s/ Gregory E. Bylinsky
Gregory E. Bylinsky
Director

Page 17 of 19 Pages

Item 10.	Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of the knowledge and belief of the undersigned Reporting Person, the undersigned Reporting Person certifies that the information set forth in this statement with respect to him is true, complete and correct.

Dated: January 24, 2006

/s/ Gregory E. Bylinsky
Gregory E. Bylinsky

Page 18 of 19 Pages

Item 10.	Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of the knowledge and belief of the undersigned Reporting Person, the undersigned Reporting Person certifies that the information set forth in this statement with respect to him is true, complete and correct.

Dated: January 24, 2006

/s/ Mark Gorton
Mark Gorton

Page 19 of 19 Pages